Exhibit (m)(1)

AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN
UNDER RULE 12B-1

Class A Shares

(formerly Class P shares)

WHEREAS, Morgan Stanley Institutional Fund, Inc. (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund has separate series, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio listed on Schedule A, as may be amended from time to time, may be divided into multiple separate classes including Class A (formerly Class P); and

WHEREAS, certain Portfolios of the Fund previously adopted a Plan (the “Original Plan”) pursuant to Rule 12b-1 with respect to the Class B shares (redesignated Class P) which provided for the payment of a fee to Morgan Stanley Distribution, Inc. (the “Distributor”) for shareholder services; and

WHEREAS, on September 26, 2007, the Fund amended the Original Plan to reflect that Class B had been redesignated as Class P with respect to each Portfolio of the Fund then listed on Schedule A and to make such other ministerial changes designed to facilitate the administration of the Original Plan (the “Current Plan”); and

WHEREAS, effective September 9, 2013, the Fund (i) reclassified the Class H shares of each Portfolio (except the Class H shares of the Global Insight, Insight and International Real Estate Portfolios) as Class P shares of the applicable Portfolio, (ii) redesignated the Class P shares of each applicable Portfolio as Class A shares and (iii) redesignated the Class H shares of the Global Insight and Insight Portfolios as Class A shares; and

WHEREAS, the Fund desires to amend the Current Plan to reflect that Class P shares of each Portfolio of the Fund listed on Schedule A (except Global Insight, Global Quality and Insight Portfolios) have been redesignated Class A shares and that Class H shares of the Global Insight and Insight Portfolios have been redesignated as Class A shares, and the Fund’s Board of Directors (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Board Members”) have determined that there is a reasonable likelihood that adoption of the amended Plan will benefit each Portfolio of the Fund and its Class A shareholders; and

WHEREAS, the Fund and the Distributor have entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of Class A shares of each Portfolio of the Fund.

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions with respect to Class A shares of each Portfolio of the Fund:

1.       The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries, as compensation for the provision of services to shareholders, a service fee up to 0.25% on an annualized basis of the average daily net assets of Class A shares of each Portfolio. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.

2.       The service fee may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section 2830(b)(9) of the FINRA Conduct Rules, including (i) expenditures for overhead and other expenses of the Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services (collectively, the “Services”). If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

3.       This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Fund’s Directors and (b) the Independent Board Members, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

4.       This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

5.       The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Services. The Distributor shall submit to the Board only information regarding amounts expended for the Services in support of the service fee payable hereunder.

6.       This Plan may be terminated at any time with respect to the Class A shares of any Portfolio by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of Class A of the Portfolio.

7.       This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class A of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8.       While this Plan is in effect, the selection and nomination of those Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

9.       The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Conduct Rules of FINRA.

10.     The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

11.     This Plan only relates to Class A shares of each Portfolio and the fees determined in accordance with paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class A shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

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IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below in New York, New York.

Dated: September 16, 2013

Attest:
MORGAN STANLEY INSTITUTIONAL FUND, INC.

/s/ Mary E. Mullin	By:	/s/ John H. Gernon
Mary E. Mullin		John H. Gernon
President and Principal Executive Officer

Attest:	MORGAN STANLEY DISTRIBUTION, INC.

/s/ Joseph C. Benedetti	By:	/s/ James Janover
Joseph C. Benedetti		James Janover
Acting President
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SCHEDULE A

ADOPTING PORTFOLIOS

(updated as of August 28, 2019)

1.         Active International Allocation Portfolio (formerly Active Country Allocation Portfolio)

2.         Advantage Portfolio

3.         Asia Opportunity Portfolio

4.         China Equity Portfolio

5.         Emerging Markets Breakout Nations Portfolio

6.         Emerging Markets Fixed Income Opportunities Portfolio (formerly Emerging Markets External Debt Portfolio)

7.         Emerging Markets Leaders Portfolio

8.         Emerging Markets Small Cap Portfolio

9.         Emerging Markets Portfolio

10.       Frontier Markets Portfolio (formerly Frontier Emerging Markets Portfolio)

11.       Global Advantage Portfolio

12.       Global Concentrated Portfolio

13.       Global Concentrated Real Estate Portfolio

14.       Global Core Portfolio

15.       Global Counterpoint Portfolio

16.       Global Endurance Portfolio

17.       Global Franchise Portfolio

18.       Global Infrastructure Portfolio (formerly Select Global Infrastructure Portfolio)

19.       Global Opportunity Portfolio (formerly Global Growth Portfolio)

20.       Global Permanence Portfolio

21.       Global Real Estate Portfolio

22.       Global Sustain Portfolio (formerly Global Quality Portfolio)

23.       Growth Portfolio (formerly U.S. Large Cap Growth Portfolio)

24.       Inception Portfolio (formerly Small Company Growth)

25.       International Advantage Portfolio

26.       International Equity Portfolio (formerly European Equity Portfolio)

27.       International Opportunity Portfolio

28.       International Real Estate Portfolio (formerly European Real Estate Portfolio)

29.       Multi-Asset Portfolio

30.       Real Assets Portfolio

31.       US Core Portfolio

32.       U.S. Real Estate Portfolio

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